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                                                          RiverSoft
                                             Interventionless Network Management



                                PARTNER AGREEMENT

THIS PARTNER AGREEMENT (the "Agreement") is effective as of the date of the last party to execute below, by and between RIVERSOFT INC, a Delaware corporation, having an office at 650 Fifth Avenue, 21st Floor, New York, NY 10019 ("RiverSoft"), and Predictive Systems Inc, a Delaware corporation, having principal offices at 417 Fifth Avenue, New York, NY 10016 ("Partner").


IT IS AGREED:

Definitions. For the purposes of this Agreement and all Schedules attached hereto, the definitions set forth in this Section shall apply to the respective capitalized terms:

"Client(s)". A client or potential client of Partner to whom Partner offers or plans to offer the RiverSoft Software for use in the regular course of Client's business.

"Client Agreement". The agreement to be entered into between RiverSoft and each Client. A copy of RiverSoft's standard End-User Software License and Maintenance Agreement is attached.

"Confidential Information". For RiverSoft, Confidential Information means RiverSoft Software and related materials, including Documentation, Enhancements, and Maintenance Modifications which RiverSoft hereby designates as proprietary and confidential trade secrets of RiverSoft, and other materials, documents and data which RiverSoft has designated in writing as proprietary and confidential. For Partner, Confidential Information means all information with respect to Clients and which RiverSoft acquires as a result of its contact with and efforts on behalf of Partner.

"Documentation". Those printed instructions, manuals, and diagrams pertaining to the RiverSoft Software to be furnished by RiverSoft.

"Enhancement(s)". Computer programs or additions, other than Maintenance Modifications, that may be integrated with the RiverSoft Software or offered separately by RiverSoft and that alter the functionality of the RiverSoft Software or add new functions thereto.

"Error". A defect in RiverSoft Software that prevents it from functioning in substantial conformity with the Specifications pertaining thereto.

"Intellectual Property Rights" All and any rights arising by virtue of or in relation to copyright (including any rights in source code), trade marks (registered or unregistered), patents, patent applications, inventions, masks works, database rights, trade secrets, confidential information or similar rights.

"License Fee" The License fee specified in the applicable Appendix

"Maintenance Modification(s)". Computer software to be integrated with the RiverSoft Software to correct any Errors therein, but that do not alter the functionality of the RiverSoft Software or add new functions thereto.

"Maintenance Services" The Services described in Clause 5.

"Object Code". Computer programs assembled or compiled in magnetic or electronic binary form on software media which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering.

"Release" A release of the SOFTWARE which is distinguished from the immediately preceding release by a change in the suffix to the version number, eg: Version
1.1 to Version 1.2



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"RiverSoft Software". The computer software developed by RiverSoft and/or its licensors as listed in Schedule 1, including all Maintenance Modifications and Enhancements.

"Sites" The permitted location of the computer system on which the SOFTWARE is loaded.

"Software" The program described in the applicable Appendix and all subsequent Releases and Versions supplied as part of the Maintenance Services.

"Source Code". Computer programs written in higher-level programming languages, sometimes accompanied by English language comments. Source Code is intelligible to trained programmers and may be translated to Object Code for operation on computer equipment through the process of compiling.

"Supplementary Services" Services performed in accordance with Clause 6.

"Specifications". The specific functions of the RiverSoft Software as described in the Documentation.

"Partner Products". One or more combinations of RiverSoft Software with Partner Software and other equipment or computer software independently developed or procured by Partner to be offered by Partner to Clients.

"Version" A version of the SOFTWARE which is distinguished from the immediately preceding version by a change in the prefix to the version number, eg: Version
1.1 to version 2.1.

1. Grant of Rights. In consideration of the payment of the License Fee and subject to the terms and conditions of this Agreement, RiverSoft hereby grants Partner a nonexclusive, nontransferable right and License to remarket the RiverSoft Software together with the necessary Documentation.

     a) Partner and Client may execute the RiverSoft Software internal code to:

     i. enable the RiverSoft Software to function according to its Specifications;

     ii. make a backup or archival copy of the RiverSoft Software, provided Partner reproduces the copyright notice and any other legend of ownership on the copy. Partner may use the copy only to replace the original, when necessary; and

     b). RiverSoft hereby grants the Partner the right and capability to generate License keys specifically for his Client for the sole purpose of effecting a legitimate sale. Partner must produce a copy of the system generated key log to RiverSoft on a monthly basis and must also agree to notify RiverSoft as and when keys are generated. RiverSoft reserves the right to audit the results of the monthly report.

     c). The SOFTWARE shall not be used in relation to the operation of nuclear plant, means of mass transportation, aviation, direct life support computers, weapons systems or other systems of such a nature that the failure of the SOFTWARE could lead directly to death, personal injury or severe physical or environmental damage.

     d). Partner agrees to obtain the necessary authorizations and agreements to ensure Client's use of the RiverSoft Software is in accordance with the terms of this Agreement. Nothing in this Agreement shall prohibit or limit the right of RiverSoft to use, distribute, demonstrate or market the RiverSoft Software in competition with Partner or otherwise.

     e). Partner shall not modify, adapt, reverse engineer, decompile or disassemble the whole or any part of the SOFTWARE.


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     f).  Partner shall not incorporate (by way of re-engineering) the SOFTWARE or allow it to be incorporated in any other product without obtaining the prior written consent of RiverSoft (which may be granted subject to conditions, including the payment of a further License fee).


     g). The SOFTWARE contains certain embedded software, which Partner is prohibited from linking directly to or accessing on a standalone basis. Partner hereby acknowledges these restrictions and undertakes not to breach these restrictions.

2. License Fee and Compensation. The License Fee is due for payment net thirty
(30) days from the execution of this Agreement and will be invoiced on delivery. All payments due under this Agreement shall be made in U.S. dollars unless otherwise agreed between RiverSoft and the Partner.

Additional Licenses can be purchased by the Partner from RiverSoft, the fees for these additional Licenses will be calculated in accordance with RiverSoft's then current price list.

If Partner fails to make any payment to RiverSoft by the due date then, without prejudice to any other right or remedy, RiverSoft may: (i) charge interest on the overdue sum monthly at the rate of one and one-half percent (1-1/2%) per calendar month, or the maximum rate permitted by law, whichever is less; (ii) suspend the performance of its obligations under this Agreement without liability to the Partner; and/or (iii) suspend (by written notice) Partner's right to enter into further Client Agreements until payment is made in full of the overdue sum plus interest.

All fees quoted are exclusive of Tax, which will be added by RiverSoft for payment by the Partner.

Except as specifically set forth in this Agreement, it is expressly understood and agreed that neither party is under any obligation or requirement to reimburse the other party for any expenses or costs incurred by such other party in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by either party shall be at such party's sole risk and upon its independent business judgment that such costs and expenses are appropriate.

3. Delivery. RiverSoft will deliver four (4) copies of the SOFTWARE and the Documentation to the SITE specified by the Partner by the delivery date specified in the applicable Appendix but RiverSoft shall not be liable for any failure to deliver by this date.

4. Confidentiality. The parties acknowledge that they will receive Confidential Information from the other party relating to technical, marketing, product, and business affairs of such other party. For the avoidance of doubt, Partner agrees that the results of any benchmark or other performance tests run on the RiverSoft Software and any feedback received from prospective Clients to whom an Evaluation Agreement has been granted are Confidential Information for the purposes of this Section. The parties agree that all Confidential Information of the other party shall be held in strict confidence and agree to protect all Confidential Information provided by one party to the other by using those methods and procedures normally used to protect one's own Confidential Information. Except as otherwise required by law, the parties agree not to disclose or use any Confidential Information of the other party without express written consent of the other party. Both parties agree to ensure that their employees observe these confidentiality and non-disclosure obligations.

Partner shall use all reasonable efforts to protect the proprietary nature of the RiverSoft Software, including Enhancements and RiverSoft Software contained in any derivative works. Partner agrees not to remove any copyright, patent, or other proprietary legends in the RiverSoft Software.


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Neither party will be required to protect Confidential Information which: (i) is or becomes publicly available, (ii) is independently developed by either party outside the scope of this Agreement, (iii) is rightfully obtained from third parties, or (iv) constitutes software development and data processing concepts, techniques and know-how which are retained as mental impressions by employees of the receiving party, where for the purposes of this Agreement, "software development and data processing concepts, techniques and know-how" shall mean generic concepts and shall not include specific applications of such concepts tailored to the business of the disclosing party or identifiable to the disclosing party.

Nothing herein shall prevent disclosure of any Confidential Information if, upon the advice of counsel, either party is compelled or required by law, subpoena or regulatory process to disclose such Confidential Information

5. Maintenance Services

RiverSoft shall provide Partner with the following Maintenance Services from the point of delivery from RiverSoft to Partner up to the point of sale by the Partner to the Client.

     a. Error Correction. Partner shall be entitled to support as described in this Clause 6 (Maintenance Services) during the hours of 9.3Oam to 5.30pm Monday to Friday (excluding Public Holidays). Partner shall nominate two (2) of its employees as contact persons and only these persons may use the telephone help line. The names of these employees shall be made known to RiverSoft, and changes to the named contact persons shall be notified in writing to RiverSoft by Partner. Partner shall only be entitled to report to the telephone help line errors which affect the operation of the SOFTWARE and which give rise to a failure by the SOFTWARE to perform substantially in accordance with the relevant parts of the Documentation. RiverSoft shall have no obligation to provide Partner with support or maintenance for products which support or interface to the SOFTWARE. Problems reported to RiverSoft that are reasonably determined by RiverSoft to be within other vendor software will be reported back to Partner for it to contact the relevant vendor for support. It is the Partner's responsibility to report problems with other vendors' software direct to the relevant vendor. RiverSoft will allocate a consultant to any error in the SOFTWARE properly reported to the telephone help line. The consultant will then be responsible for contacting the Site, diagnosing and resolving the error and shall use all reasonable endeavours to achieve this as soon as possible. Partner shall be responsible for installing all error corrections supplied by RiverSoft. RiverSoft's obligation to provide error corrections under this clause is subject to: (i) Partner using the SOFTWARE on the supported computer systems; (ii) Partner providing adequate information to enable RiverSoft to diagnose the error in the SOFTWARE;
          (iii) Partner using the latest or immediately preceding Release of the current Version of the SOFTWARE; (iv) the error arising other than as a result of incorrect use of the SOFTWARE or operator error; or (iv) errors arising other than as a result of any modification to or adaptation of the SOFTWARE made by anyone other than RiverSoft.

     b. Upgrades. RiverSoft will provide all new Releases and Versions as they are released to the general market. The use of new releases and versions shall be governed by the terms of this Agreement.

     c. Termination. This provision automatically terminates at the time that the Partner resells the License to a Client or twelve (12) months from the date of this Agreement whichever is the sooner.

     d. Maintenance Services for the Client. In order to effect a valid sale of the SOFTWARE to a Client the Partner must sell a full twelve (12) month Maintenance Services package to the Client with the License. This Maintenance Services package will commence on the date of delivery of the SOFTWARE from the Partner to the Client. The Client must then contract directly with RiverSoft and sign a standalone Services Agreement for this Maintenance Services element of the sale. Upon notification of the sale by the Partner, RiverSoft will invoice the Client for the Maintenance Fee.


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6. Supplementary Services. The Client must contract directly with RiverSoft for all Supplementary Service requirements.

7. Intellectual Property Rights.

     a. Title. The INTELLECTUAL PROPERTY RIGHTS in the SOFTWARE and the Documentation and all works created as part of the provision of Maintenance and Supplementary Services are the exclusive property of RiverSoft (or its licensors) and shall at all times remain so. This Agreement shall not be construed as a sale of any rights (including any INTELLECTUAL PROPERTY RIGHTS) in the SOFTWARE or the Documentation. Partner shall have no right, title or interest therein except as expressly set out in this Agreement.

     b. Infringement Protection. (i) Except as provided in clause 7.b(iii) below and this clause 7.b, RiverSoft shall defend or settle (at its option) and indemnify Partner from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of any claim that Partner's use or possession of the SOFTWARE and/or the Documentation pursuant to this Agreement infringes the INTELLECTUAL PROPERTY RIGHTS of any third party provided, however, that:

               (1) Partner notifies RiverSoft promptly in writing of any such claim or legal action and provides reasonable cooperation, information and assistance in connection therewith;

               (2) RiverSoft is given immediate and sole control with respect to the defence, settlement or compromise of such claim or legal action;

               (3) Partner does not prejudice RiverSoft's defence of such claim or legal action;

          (ii) This indemnity shall not apply if any such damage, liability, cost or expense results solely from or is caused by the negligence or an intentional tortious act of Partner. If any such claim or legal action arises, RiverSoft shall have the right (in addition to any legal action):

               (1) to replace or change all or any part of the SOFTWARE and/or Documentation in order to avoid any infringement, provided that the functionality of the SOFTWARE is not thereby materially diminished; or

               (2) to procure for Partner the right to continue to use the SOFTWARE and Documentation.

          (ii) Should the SOFTWARE and/or the Documentation become, or, in RiverSoft's opinion, be likely to become the subject of a claim as described in clause 7.b(i) above, RiverSoft may, at its option, elect to apply one of the remedies set out in clause 7.b(ii) above.

         (iii) RiverSoft's obligations under this clause 7 shall not apply in the event that the claim or legal action results from:

               (1) use of other than the current Release of the current Version of the SOFTWARE;

               (2) the use of the SOFTWARE in combination with any equipment other than the supported computer systems or programs not supplied or approved by RiverSoft;

               (3) the use of the SOFTWARE other than as authorised under this Agreement.

               (4) the modification of the SOFTWARE and/or Documentation by Partner.

          (iv) This clause 7 states the exclusive and entire liability of RiverSoft to Partner with respect to the infringement of the INTELLECTUAL PROPERTY RIGHTS of any third party.

8. Title/Ownership. Title to all RiverSoft Software and Documentation, including any Enhancements, shall transfer to the Partner upon receipt of the final payment of the corresponding License Fee. Title will automatically transfer from the Partner to the Client upon receipt by the Partner of payment by the Client for the License. Partner shall notify RiverSoft immediately if Partner becomes aware of any illegal or unauthorised use of the RiverSoft Software or Documentation. Partner will assist RiverSoft, at the expense of RiverSoft, in taking all steps necessary to defend RiverSoft's and/or it's licensors rights in the RiverSoft Software and Documentation.


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The documentation accompanying the RiverSoft Software and any promotional materials supplied by RiverSoft will be in the English language. Partner may translate such documentation and promotional materials into other languages, provided such translation is fair and accurate. Partner agrees to provide any such translation to RiverSoft promptly for RiverSoft's approval, which approval shall not be unreasonably withheld. Copyright in any such translations shall vest in RiverSoft, all copies will bear copyright notices to this effect and Partner will execute any documents necessary to perfect the vesting of copyright in RiverSoft.

8. Modifications, Enhancements, Reverse Engineering & Derivative Works. Partner is prohibited from making any modifications, enhancements or adaptations to the RiverSoft Software, reverse engineering, decompiling, disassembling the RiverSoft Software, creating any derivate works based on the RiverSoft Software or embedding the RiverSoft Software in any other product (except as expressly permitted in this Agreement).

9. Warranties/Limitation of Remedies.

     a. RiverSoft warrants that, when properly used on a computer system approved by RiverSoft, the RiverSoft Software shall perform substantially in compliance with the relevant parts of the Specifications. RiverSoft does not, however, warrant that the RiverSoft Software does not contain minor errors or defects which do not materially affect the performance levels referred to in the Specifications.

     b. RiverSoft warrants to Partner that all services provided by RiverSoft under this Agreement will be performed in a workmanlike manner and in accordance with the descriptions contained in this Agreement.

     c. RiverSoft represents and warrants to Partner that it has taken reasonable steps to verify that neither the performance nor the functionality of the RiverSoft Software, when used in accordance with the Specifications (and any other relevant information released from time to time by RiverSoft), will be adversely affected by dates prior to, during or after 1 January 2000.

     d. If Partner gives RiverSoft notice that the RiverSoft Software does not perform in accordance with this section at any time within twelve (12) months of the date of first delivery hereunder, RiverSoft will promptly respond to the notice and will diligently work to repair or replace the RiverSoft Software. This shall be Partner's sole remedy with respect of any breach of the warranties contained in this Section.

     e. RIVERSOFT DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, TERMS, OBLIGATIONS OR UNDERTAKINGS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO THE SUITABILITY OR MERCHANTABILITY, SATISFACTORY QUALITY, OR FITNESS FOR ANY PARTICULAR PURPOSE TO THE FULLEST EXTENT PERMITTED BY LAW. IN NO EVENT SHALL EITHER Partner OR RIVERSOFT BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY, REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     f. Partner's liability for a breach of Section 8 (Modifications, Enhancements, Reverse Engineering & Derivative Works) or Section 4 (Confidentiality) (in so far as such sections protect the RiverSoft Software) shall be unlimited.

     g. Subject to clauses 9.e and 9.f above, each party's total liability to the other (whether in contract or tort) shall be limited to damages which shall not exceed the higher of $1 million and the total amount paid by the Partner to RiverSoft under this Agreement during the eighteen (18) months immediately preceding the date on which the claim first arose. Such agreed limitations on liability will not apply with respect to death or personal injury arising from the negligence of either party, its employees or agents or in relation to claims based on fraud.


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10. Indemnification.

     a. By RiverSoft. RiverSoft shall procure the defence or, at RiverSoft's option, the settlement of any claim or legal action brought against the Partner alleging that Partner's use, possession or distribution of the RiverSoft Software infringes the intellectual property rights of any third party, provided that: (i) Partner notifies RiverSoft promptly in writing of any such claim or legal action; (ii) RiverSoft is given immediate and complete control of such claim or legal action;
          (iii) Partner does not prejudice RiverSoft's defence of such claim or legal action; and (iv) Partner gives RiverSoft all reasonable information and assistance with such claim or legal action.

          If any such claim or legal action arises, RiverSoft shall have the right: (i) to replace or change all or any of the RiverSoft Software in order to avoid any infringement, provided that the functionality of the RiverSoft Software is not thereby materially diminished; or (ii) to procure for Partner the right to continue to use and distribute the RiverSoft Software. Subject to Partner complying with its obligations under this Section, RiverSoft shall indemnify Partner against any costs, damages or expenses, including legal fees, incurred by Partner as a result of any such claim or legal action.

          RiverSoft's obligations under this Section shall not apply in the event that the claim or legal action results from: (i) use of other than the current release of the current version of the RiverSoft Software; (ii) the use of the RiverSoft Software in combination with any equipment or programs not supplied or approved by RiverSoft; or
          (iii) the use of the RiverSoft Software other than as authorised under this Agreement.

          This Section 10.a states the exclusive and entire liability of RiverSoft to Partner with respect to the infringement of the intellectual property rights of any third party.

     b. By Partner. Subject to Section 9 (Warranties/Limitation of Remedies), Partner agrees to indemnify and hold RiverSoft harmless against any costs, damages or expenses (including legal fees) incurred by RiverSoft as a result of: (i) any unauthorised act or omission of Partner or Partner employees; (ii) the manner in which Partner markets the RiverSoft Software, unless instructed in writing to do so by RiverSoft; or (iii) the independent supply by Partner of any products or services, including Partner Software or Partner Products for use in conjunction with or in relation to the RiverSoft Software.

11. Term. This Agreement shall take effect on the date of the last party to execute below and will remain in place until all licenses purchased by Partner are sold to Clients. Unless sooner terminated in accordance with the provisions of this Agreement.

12. Termination.

     a. Either party may terminate this Agreement immediately upon giving notice in writing to the other if:

          (i) the other party has committed any material or persistent breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed, within thirty (30) days after the receipt of a request in writing from the other party so to do, to remedy the breach; or

          (ii) the other party shall have a receiver or administrative receiver appointed of it or over any part of its undertaking or assets or shall pass a resolution for winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect or if the other party shall enter into any voluntary arrangement with its creditors or shall become subject to an administration order.


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     b.   This Agreement may be terminated by RiverSoft immediately upon giving notice in writing to Partner in the event any of the following occurring:

          (i) Partner shall (or shall threaten to) sell, assign, part with or cease to carry on its business or that part of its business relating to the distribution of the RiverSoft Software;

     c. Upon expiration or termination of the Agreement (other than for Partner's breach as described above), RiverSoft agrees to allow Partner to honor any existing agreement and binding offers made for RiverSoft Software, including the providing of maintenance services in conjunction with such agreements and offers.

     d. On the termination of this Agreement for breach by Partner as specified above, Partner shall:

           (i) immediately eliminate from all its literature, business stationery, publications, notices and advertisements, all trade marks or trades names belonging to or used by RiverSoft, or its licensors, in connection with the RiverSoft Software and all other representations of Partner's appointment hereunder;

          (ii) immediately return to RiverSoft, or otherwise dispose of as RiverSoft may instruct, all technical and promotional materials and other documents and papers whatsoever provided to Partner and relating to the business of River Soft, all property of RiverSoft and all copies of RiverSoft Software, Documentation and Enhancements in Partner's possession or under its control; and

         (iii) except for those copies required for proper performance under
               Section 10.c above, Reseller shall cause all copies of the RiverSoft Software to be erased from all computers of or under the control of Partner and shall certify to RiverSoft that the same has been done.

     e. Termination or expiration of this Agreement shall not relieve either party from their respective obligations to comply with the terms of this Agreement which call for performance prior or subsequent to the termination or expiration date, including obligations to protect Confidential Information.

13. Partner Obligations for Client Breaches. If any Client breaches the terms of its Partner Client Agreement then Partner shall use all reasonable endeavours to procure that the breach is remedied. If Partner is unsuccessful or such Client's breach is incapable of remedy, then Partner shall terminate the Partner Client Agreement in accordance with its terms and Partner shall exercise its right to recover all copies of the RiverSoft Software and Documentation from the Client or procure that they are destroyed.

14. Representations/Use of Name. Partner shall make no representations concerning RiverSoft, or any RiverSoft products, except as set forth in the printed documentation furnished to Partner by RiverSoft. Partner shall not reproduce, reference, distribute, or utilize any trade name or trademark of RiverSoft without the prior approval of RiverSoft, except solely for purposes of identifying RiverSoft's products and programs and for RiverSoft advertising purposes, including appearance.

RiverSoft shall make no representations concerning Partner, or any Partner Products, except as set forth in the printed documentation furnished to RiverSoft by Partner. RiverSoft shall not reproduce, reference, distribute, or utilize any trade name or trademark of Partner without the prior written approval of Partner, except solely for purposes of identifying Partners products and programs and for RiverSoft's advertising purposes, including appearance of Partner's name and brand on RiverSoft's website.


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Partner and RiverSoft each agree to submit to the other party for approval, prior to use, distribution, or disclosure, of any advertising, promotion, or publicity in which the trade name or trademarks of the other party are used, or which is otherwise undertaken pursuant to this Agreement. Such other party shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or objectionable material from any such advertising, promotion, or publicity.

15. Audit. Partner shall keep and shall make available to RiverSoft on request accurate accounts and records and License key generator logs in accordance with generally accepted commercial and business accounting principles and practices to enable RiverSoft to verify Partner's compliance with its obligations under this Agreement. As long as any payments to RiverSoft continue to accrue hereunder and for a period of two (2) years thereafter, RiverSoft shall have the right upon reasonable notice at any time during Partner's normal business hours to send an independent accountant to audit the records of Partner relating to the sub-licensing and maintenance of the RiverSoft Software and to verify the payments due to RiverSoft under this Agreement. Each such audit will be carried out at RiverSoft's expense unless it reveals a deficiency of five-percent (5%) or more of the compensation remitted during any period of twelve (12) months commencing on the date of this Agreement or on any anniversary of the date of this Agreement, in which case Partner shall pay the costs thereof within fourteen (14) days of written demand therefore by RiverSoft.

16. General Provisions.

     a. Independent Contractor Status. The relationship of the parties is that of independent contractors and nothing in this Agreement shall render Partner and RiverSoft to be in a legal partnership or agency with one another. Partner shall not bind or purport to bind RiverSoft to any obligation, nor pledge or purport to pledge RiverSoft's credit.

     b. Compliance with Law. Partner agrees to comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement, including full compliance with all United States export control laws. Partner agrees not to, directly or indirectly, export or re-export, or knowingly permit the export or re-export of the RiverSoft Software or any technical information about the RiverSoft Software to any country for which the United States Export Administration Act, Arms Export Control Act, or any similar United States law or regulation requires an export License or other United States governmental approval, unless the appropriate export License or approval has been obtained.

     c. No Assignment. Partner will not assign or sub-contract any of its rights or obligations under this Agreement or appoint any agent to perform such obligations.

     d. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and delivered, or mailed by first-class mail postpaid or sent by an overnight courier with a reliable tracing system, by one party to the other as specified in Schedule 1. Notices which are mailed shall be deemed to have been given as of the fourth (4th) business day following the date of mailing and notices sent by overnight courier are deemed to be given the next business day. Either party may change its address for the giving of notice by so notifying the other party by ten (10) days prior written notice given in the manner set forth in this Section.

     e. Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the State of New York, irrespective of its choice of law rules.

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     f.   Taxes. Partner agrees to pay all applicable sales and use taxes arising out of this Agreement, except for those which Partner provides a tax exempt resale certificate for and taxes based on RiverSoft's income.

     g. No Waiver. If either party waives or modifies any term or condition of this Agreement, this will not void, waive or change any other term or condition. If either party waives a default by the other, this does not mean that such party will waive future or other defaults.

     h. Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party's control, including acts of God, civil commotions, strikes, labor disputes, and governmental demands or requirements..

     i. Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, it shall be deemed restated to reflect as nearly as possible in accordance with applicable law the original intentions of the parties, and the remaining provisions shall remain in full force and effect.

     j. Purchase Orders/Invoices. Unless otherwise agreed to in writing by the parties, Partner and RiverSoft agree that any terms contained in Partner's invoices and/or Purchase Orders shall in no way alter the terms and conditions of this Agreement, Schedule 1, or attachment hereto.

     k. Scope of Agreement. The parties agree that this Agreement is the complete and exclusive state of agreement and supersedes all prior proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto. This Agreement may be amended only by a writing that refers to this Agreement and is signed by both parties. This clause shall not exclude either party's liability for fraud.

     l. Schedules. Schedule 1 is attached to this Agreement and made a part of it as if fully included in the text.

     m. Headings Not Controlling. Headings used in this Agreement are reference and convenience only and shall not enter into the interpretation hereof.

     n. Government Users. The SOFTWARE and the DOCUMENTATION are a "commercial item", "commercial computer software" and/or "commercial computer software documentation". Consistent with DFAR section 227.7202 and FAR section 12.212, any use, modification, reproduction, release, performance, display, disclosure or distribution of the Software and/or DOCUMENTATION by Partner to the U.S. government shall be governed by the terms of this Agreement and shall be prohibited except to the extent expressly permitted in this Agreement.

     o. Precedence. In the event of any inconsistency or conflict between the terms and conditions of this Agreement and those of a Schedule to this Agreement, the terms and conditions of the Schedule shall govern.


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

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorised representatives as set forth below:

RIVERSOFT INC ("RiverSoft")             Predictive Systems Inc. ("Partner")


/s/ PAUL PUTON                          /s/  RON PETTENGILL
-----------------------------           -----------------------------
        Signature                                 Signature

Paul Puton                              Ron Pettengill
-----------------------------           -----------------------------
        Print Name                               Print Name

CORPORATE SECRETARY                     CEO
-----------------------------           -----------------------------
          Title                                    Title

22 MARCH 2001                           28 MARCH 2001
-----------------------------           -----------------------------
          Date                                      Date


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